ARMSTRONG WORLD INDUSTRIES, INC.

2006 PHANTOM STOCK UNIT PLAN

Unit Agreement

Armstrong World Industries, Inc. (the "Corporation") and _________________________ (the "Participant") for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and intending to be legally bound hereby, agree as follows:

1. Award of Units. The Corporation hereby confirms the grant to the Participant on ___________, ____ (the "Date of Award") of               Units ("Units"), subject to the terms and conditions of the Armstrong World Industries, Inc. 2006 Phantom Stock Unit Plan (the "Plan") and this Unit Agreement (this "Agreement").

Each Unit is issued in accordance with and is subject to all of the terms, conditions and provisions of the Plan, which is incorporated by reference and made a part of this Agreement as though set forth in full herein. The Participant acknowledges that he has received a copy of and is familiar with the terms of the Plan. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan unless the context requires otherwise.

    Vesting and Forfeiture.

(a) Subject to Section 4.4(c) of the Plan and Section 2.2(b) of this Agreement, pursuant to which Units may be forfeited, the Units awarded hereby shall vest, contingent upon the awardee's continued service as a director of the Corporation, on the earlier of:

(i) the one year anniversary of the Date of Award; or

(ii) the date of any Change in Control Event.

(b) Vested Units shall become payable on the earlier of:

(i) the six month anniversary of the Participant's separation from service from the Corporation for any reason other than a removal for cause, or

(ii) the date of any Change in Control Event, provided that the Participant is a director of the Corporation on such date and that such Change in Control Event also qualifies as a change in ownership or effective control of the Corporation or a change in ownership of a substantial portion of the Corporation's assets, within the meaning of Section 409A of the Code.

(c) Upon the date of termination of the Participant's service with the Corporation for cause, as determined by the Board or the Committee, all Units for which the Payment Date has not occurred, whether vested or unvested, shall immediately be forfeited to the Corporation without consideration or further action being required of the Corporation. Upon the effective date of a separation of the awardee's service as a director with the Corporation for any reason other than cause, as determined by the Board or the Committee, all unvested Units shall immediately be forfeited to the Corporation without consideration or further action being required of the Corporation.

3. Payment. The Participant shall receive a cash payment with respect to each vested Unit held by the Participant for which the Payment Date has occurred in the amount and at the time set forth in the Plan. Notwithstanding any provision of the Plan or this Agreement, once payment is made with respect to a Unit, no Participant nor any other person shall be entitled to any additional payment with respect to that Unit. The Participant shall have no rights as a shareholder of the Corporation by virtue of such Units, but shall be entitled to receive dividend equivalents, as provided in the Plan.

4. Restrictions on Transfer. The Units granted to the Participant hereby may not be transferred and each Unit shall be payable during the Participant's lifetime only to the Participant.

5. Interpretation of Plan and Agreement. Any dispute or disagreement which shall arise under, or as a result of or pursuant to, this Agreement shall be determined by the Board or the Committee, and any such determination or any other determination by the Board or the Committee under or pursuant to this Agreement and any interpretation by the Board or the Committee of the terms of this Agreement or the Plan shall be final, binding and conclusive on all persons affected thereby. This Agreement is the agreement referred to in Section 4.2 of the Plan. If there is any conflict between the Plan and this Agreement, the provisions of the Plan shall control.

    Miscellaneous.

(a) This Agreement shall not be deemed to limit or restrict the right of the Corporation or its shareholders to remove the Participant from service as a director at any time, for any reason, or affect any right which the Corporation or its shareholders may have to elect directors.

(b) The Plan and Agreement constitute a mere promise by the Corporation to make payments in the future. The Corporation's obligations under the Plan shall be unfunded and unsecured promises to pay. The Corporation shall not be obligated under any circumstance to fund its financial obligations under the Plan. To the extent that the Participant acquires a right to receive payments under the Plan, such right shall be no greater than the right, and the Participant shall at all times have the status, of a general unsecured creditor of the Corporation.

(c) Except as may be required by law, the Participant shall have no right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber any amount that is or may be payable hereunder, including in respect of any liability of the Participant for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant, nor shall the Participant's rights to payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or to the debts, contracts, liabilities, engagements, or torts of the Participant, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant, or any legal process.

IN WITNESS WHEREOF, the Corporation and the Participant have executed this Agreement on the Date of Award.

ARMSTRONG WORLD INDUSTRIES, INC.

By:

WITNESS:

Participant